EXHIBIT 10.2

SECOND AMENDED AND RESTATED

SERVICES AGREEMENT

This Second Amended and Restated Services Agreement (the “Agreement”) is made and entered into as of July 17, 2007, by and between TERRA INSIGHT CORPORATION, a Delaware corporation (“TIC”), and THE INSTITUTE OF GEOINFORMATIONAL ANALYSIS OF THE EARTH, a Liechtenstein establishment (the “INSTITUTE”). This Agreement further amends and restates the Services Agreement dated as of January 7, 2005 between the parties, as amended by the Amended and Restated Services Agreement dated as of May 19, 2005 between the parties (collectively, the “Original Agreement”).

WHEREAS, the INSTITUTE is in the business of developing, using, and licensing others to use, and is the developer and owner of certain technology and know-how used in the surveying, mapping, detection, and reporting of natural resources of the Earth (the “Mapping Technology”);

WHEREAS, TIC is in the business of providing services and products in connection with the identification, location, exploration and recovery of deposits of natural resources (“TIC Services”); and

WHEREAS, the INSTITUTE licensed all of its commercial Mapping Technology to TIC;

WHEREAS, the INSTITUTE agreed to provide related commercial services in the use of the Mapping Technology;

NOW THEREFORE, for good and valuable consideration and on the promises and premises set forth below, the parties agree as follows:

1.           GENERAL DESCRIPTION OF OBJECTIVES AND SCOPE OF SERVICE. TIC hereby engages the INSTITUTE as an independent contractor, and not as an employee or agent of TIC, to provide to TIC the services, as hereinafter set forth in greater detail and within guidelines established by TIC and the INSTITUTE. The INSTITUTE is not granted any right or authority to assume or create any obligation or liability, express or implied, on behalf of TIC or in its name, or to accept service of process in any action on its behalf or in its name, or to bind TIC in any manner or form whatsoever.

TIC hereby retains the INSTITUTE to perform such consulting and advisory services (the “Services”) requested by TIC for the duration of this Agreement. The Services shall include suggestions of locations, detection, assessments, prognoses, determinations, analysis, surveys, diagrams, modeling, mapping and recommendations related to the utilization of the Mapping Technology, preparation of reports of results of the Services, and interpretation of results of uses of the Mapping Technology and of workings of the Mapping Technology. The INSTITUTE agrees to perform for TIC the Services, including preparation of any documentation related thereto. The INSTITUTE further agrees to perform the Services in a good workmanlike and timely manner. All Services requested by TIC shall be performed by personnel of INSTITUTE that are reasonably acceptable to TIC. The INSTITUTE shall devote such time and efforts as are reasonably consistent with the needs of TIC, and will devote such time as TIC reasonably requests and requires. Notwithstanding anything to the contrary herein, TIC shall own all of the work product of the Services.

2.           SERVICE TERM OF AGREEMENT. The service term of the Agreement shall be for a period of thirty-two (32) years (the “Initial Service Term”) commencing with the date of the Original Agreement and ending on January 7, 2037, unless earlier terminated pursuant to the termination of the Second Amended and Restated Technology License Agreement entered into by the parties as of even date (the “License Agreement”). The Service Term shall automatically renew for another thirty-two year period (the “Renewed Service Term”) unless terminated by either party in writing within ninety (90) days before the end of the Initial Service Term unless sooner terminated in accordance with the termination of the License Agreement. The term “Service Term” as used in this Agreement refers to each of the Initial Service Term and the Renewed Service Term.

3.	PAYMENTS.

(a)          In connection with Services, the INSTITUTE shall be entitled to a service fee (the “Services Fee”) at a substantial discount to the INSTITUTE’s published rates. Prior to commencement of the requested Services, the INSTITUTE shall provide an estimate of the anticipated total fees. For all Services, the INSTITUTE shall charge TIC at the rate of (i) no more than 40% to 60% of its published rates depending on the nature of the requested Services (the “Discount Rate”) or (ii) no more than 10% over cost (the “Service Rate”). If the Discount Rate is a lower price for the Services on a given project than the Service Rate, the INSTITUTE may charge TIC the Service Rate. TIC shall pay such fees on a project basis or as otherwise agreed by the parties. The INSTITUTE shall be entitled to a minimum aggregate Services Fee per year for the Services of $500,000 (the “Minimum Annual Services Fee”).

(b)          Until such time as TIC (including its parent corporation, Terra Energy & Resource Technologies, Inc., a Delaware corporation (collectively, “TERRA”)) generates revenues of at least $10,000,000 in a calendar year, or such time as the market capitalization for TERRA exceeds $100,000,000, 83.334% of the Annual License Fee (the “Annual License Fee”) payable by TIC to the INSTITUTE pursuant to the License Agreement shall be credited against the Minimum Annual Services Fee. Notwithstanding the above, in any calendar year in which TERRA has revenues of less than $6,000,000, the Minimum Annual Services Fees shall be credited against the Annual License Fee. Commencing in years after calendar year 2007, the Minimum Services Fees per year shall increase annually by the lesser of (i) four percent (4%) or (ii) the percentage increase of the New York Consumer Price Index using 2007 as the base year.

(c)          Notwithstanding anything to the contrary in Section 3(a) or Section 3(b) above, the Services Fees attributable to Internal Projects (as defined herein) of TIC for the calendar year 2007 shall be deferred (the “Deferred Services Fees”), and payable as provided for herein. For purposes hereof, “Internal Projects” refers to natural resource projects that TIC or its affiliated parties engage in pursuant to farmin or farmout agreements with third parties for which projects TIC does not collect any project service fees. Commencing with calendar year 2008, provided that TIC has total positive net revenues from its operations of at least $2 million annually, the INSTITUTE shall be entitled to payment on the Deferred Services Fee at a rate of no more than $300,000 per year, provided that in the event that the INSTITUTE also has payable deferred Annual License Fees owed to the INSTITUTE pursuant to the License Agreement, the INSTITUTE shall be entitled to payment on the Deferred License Fees and the Deferred Services Fees at the collective rate of no more than $300,000 per year, on a pro rata basis. For purposes of this Agreement, the Minimum Annual Services Fee includes all amounts deferred and treated as Deferred Services Fees.

4.           CONFIDENTIAL INFORMATION. For purposes of this Agreement, “Confidential Information” shall mean any information obtained by the INSTITUTE from, or disclosed to the INSTITUTE by TIC which relates to the past, present or future research, development and business activities of TIC (or TIC’s affiliated companies), and to any of the intellectual property related thereto, to any intellectual property developed by the INSTITUTE, heretofore or hereafter, or that is previously known to the INSTITUTE or is publicly disclosed by TIC either prior or subsequent to the INSTITUTE’s receipt of such Confidential Information. The INSTITUTE shall hold all such receipt of such information in trust and confidence for TIC for an infinite period, and, except as may be authorized by TIC in writing, the INSTITUTE shall not disclose to any person, firm or enterprise, or use for his benefit, any such confidential information. Upon termination or expiration of this Agreement, the INSTITUTE shall deliver to TIC all items in its possession, which may contain any such confidential information.

5.           COVENANT NOT TO COMPETE. During the duration of this Agreement, the INSTITUTE will not, within any jurisdiction in which the INSTITUTE or any affiliate conducts its business operations, act in any way materially competing with TIC, directly or indirectly, own, manage, operate, control, be employed by or participate in the ownership, management, operation or control of, or be connected in any manner with, any business of the type or character engaged in or competitive with that conducted by TIC.

6.           TERMINATION. In the event of termination of this Agreement, absent the INSTITUTE’s material breach, TIC will provide four (4) weeks’ notice of termination. In the event TIC fails to provide a four (4) week notice of termination, TIC will be obligated to pay a termination fee equal to 8.33% of the prior calendar year’s payments to the INSTITUTE by TIC. Termination of this Agreement shall not relieve any obligations pursuant to the License Agreement. The License Agreement shall survive the termination of this Agreement.

7.           ASSIGNABILITY. Neither party shall not assign any right or interest in this Agreement without the prior written approval of the other party.

8.           WAIVER. A waiver of any breach or default under this Agreement shall not constitute a waiver of any other right for subsequent breach or default. Failure to enforce any term of this Agreement shall not constitute a waiver of any rights to enforce subsequent breaches.

9.           SEVERABILITY. If any provision of this Agreement is declared void, or otherwise unenforceable, that provision shall be deemed to have been severed from this Agreement, which shall otherwise remain in full force and effect.

10.         NOTICES. Any notice or other communication required or permitted hereunder shall be sufficiently given if sent by certified mail, overnight courier, or facsimile (followed by prompt transmission of the original of such notice by any of the foregoing means), in each case proper postage or other charges pre-paid and addressed as set forth below:

If to TIC:

Attn.: Dmitry Vilbaum, Chief Executive Officer

Terra Insight Corporation

99 Park Avenue, 16th Floor

New York, New York 10016

Fax: 212-808-4155

With a copy (which shall not constitute notice) to:

Dan Brecher, Esq.

Law Offices of Dan Brecher

99 Park Avenue, 16th Floor

New York, New York 10016

Fax: 212-808-4155

If to INSTITUTE:

THE INSTITUTE OF GEOINFORMATIONAL ANALYSIS OF THE EARTH

c/o Ivan Railyan

8-27 M. Ulyanovoi Street

Moscow, Russia

Fax: +7 095 9565261

Such notice shall be deemed given when actually received. Any party may change the address for notices by service of notice to the other as herein provided.

11.         ENTIRE AGREEMENT. This Agreement, together with the License Agreement, including the exhibits annexed thereto, represent the entire agreement between the parties and supersede any previous contemporaneous oral or written agreements, commitments, representations or communications regarding the subject matter of this Agreement. Any modification to this Agreement must be in writing and signed by a duly authorized agent of both parties.

12.         COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

13.         GOVERNING LAW. This Agreement shall be governed for all purposes by the laws of the State of New York without regard to conflict of laws principles. The parties expressly agree to jurisdiction of the state and federal courts located in the City, County and State of New York. The parties irrevocably waive any objection they now or hereafter may have respecting the venue of any such action or proceeding brought in such a court or respecting the fact that such court is an inconvenient forum, relating to or arising out of this Agreement, and consent to the service of process in any such action or legal proceeding by means of certified mail, return receipt requested, or overnight courier, in care of the address set forth herein or such other address as provided for in accordance with this Agreement.

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AGREED TO AND ENTERED INTO BY AND BETWEEN THE PARTIES AS OF THE

EFFECTIVE DATE SET FORTH ABOVE.

TERRA INSIGHT CORPORATION By: /s/ Dmitry Vilbaum Dmitry Vilbaum Chief Executive Officer	THE INSTITUTE OF GEOINFORMATIONAL ANALYSIS OF THE EARTH By: /s/ Ivan Railyan Ivan Railyan Authorized Signatory